                                                                     EXHIBIT 5.4

                                 McLEAN & KERR
                            BARRISTERS & SOLICITORS


Suite 2800
130 Adelaide Street West                               Telephone: (418) 364-5371
Toronto, Canada M5H 3P5                                       FAX (418) 365-8571



                                January 21, 1998
                                                                         AMENDED


ClimaChem, Inc.
16 South Pennsylvania
Oklahoma City, Oklahoma 73107

     Re:  Climate Mate Inc.
          -----------------

Dear Sir:

     We are special counsel to Climate Mate Inc., a corporation organized under the laws of the Province of Ontario, Canada (the "Company"). We have been requested to render certain opinions in connection with the authorization, execution and delivery of the Indenture (as defined below) and the Guarantee (as defined below). We have been advised of and rely on the following information:

1.   that the Company is a wholly owned subsidiary of ClimaChem, Inc.
     ("ClimaChem");

2. ClimaChem has issued $105,000,000 in aggregate principal amount of its 10 3/4% Senior Notes, due 2007 (the "Old Notes"), and has agreed to offer to exchange (the "Exchange Offer") the Old Notes for up to $105,000,000 in aggregate principal amount of ClimaChem's 10 3/4% Senior Notes, Series B, due 2007 (the "New Notes"), pursuant to the terms of a Registration Rights Agreement, dated November 26, 1997, between ClimaChem, the Company, the other listed guarantors, and Wasserstein Perella Securities, Inc.;

3. the Company has guaranteed the Old Notes, and has agreed to guarantee the New Notes, pursuant to the terms of the Indenture (as defined below) under which the Old Notes were issued and the New Notes will be issued; and

4. the Exchange Offer is to be undertaken by means of a Registration Statement on Form S-4 ("Registration Statement")

                                                                 ClimaChem, Inc.
                                                                January 21, 1998
                                                                          Page 2

     to be filed with the Securities and Exchange Commission and the prospectus contained therein (the "Prospectus").

     In connection with this opinion, we have examined the following documents and instruments:

     1. photostatic copy of Indenture dated as of November 26, 1997 (the "Indenture"), between ClimaChem, as issuer, BankOne, NA, as trustee, and the following as Guarantors, the Company, Total Energy Systems Limited, T.E.S. Mining Services Pty, Ltd., Total Energy Systems (NZ) Ltd., The Environmental Group, Inc., International Environmental Corporation, Climate Master, Inc., CHP Corporation, KOAX Corp., APR Corporation, The Environmental Group International Limited, LSB Chemical Corp., El Dorado Chemical Company, Slurry Explosive Corporation, Universal Tech Corporation, Northwest Financial Corporation, and DSN Corporation and any future newly created, acquired or designated subsidiary of ClimaChem;

     2. photostatic copy of Guarantee by the Company of ClimaChem's 10 3/4% of Senior Notes, Series B, due 2007 (the "Guarantee");

     3. photostatic copy of the Certificate of Incorporation of the Company effective August 16, 1991 and Bylaw No. 1 of the Company dated August 16, 1991;

     4. Written Resolutions of the Directors of the Company dated the 21/st/ day of November, 1997 in connection with, inter alia, Form S-4 Registration Statement;

     5. Written Resolutions of the Directors of the Company dated the 21/st/ day of November 1997 in connection with, inter alia, ClimaChem Senior Notes due 2007, which resolutions provide for, inter alia, the authorization, execution and delivery of the Indenture and the Guarantee; and

     6.   Certificate of Status of the Company dated January 21, 1998.

     Our opinions with respect to the matters referred to below are subject to the following qualifications and reservations:

     1. we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as

                                                                 ClimaChem, Inc.
                                                                January 21, 1998
                                                                          Page 3

          originals and the conformity with the originals of all documents submitted to us as copies thereof;

     2. our opinions set forth below are confined to the laws of the Province of Ontario and the laws of Canada applicable therein, and

     3. the Company is referred to incorrectly with a "," before the word, "Inc."

     Based upon and relying on the foregoing, we are of the opinion that:

     1. the Company is incorporated and existing under the laws of the Province of Ontario, Canada;

     2. the Company has the corporate power to enter into, and perform its obligations under, the Indenture and the Guarantee; and

     3. the Company has taken all necessary corporate action of the Company to authorize the execution, delivery and performance of the Indenture and, when issued, the Guarantee.

     The opinions expressed herein are limited to the laws of the Province of Ontario, Canada. We express no opinion as to any other laws or the laws of any other jurisdiction.

     This opinion may be relied upon only by ClimaChem, Inc. and counsel to ClimaChem, Inc. in Oklahoma, Conner & Winters, A Professional Corporation, and Securityholders or Holders, as defined in the Indenture, who exchange their Old Notes for New Notes. It may not be relied upon by any other person or for any other purpose, nor may it be quoted in whole or in part or otherwise referred to, without our prior written consent. We specifically consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement and the Prospectus included therein and to the filing of this opinion as to authorization, execution and delivery of the Indenture and the Guarantee as an exhibit to the Registration Statement.

                                    Very truly yours,

                                    McLEAN & KERR
                                    BARRISTERS & SOLICITORS

                                    /s/ McLean & Kerr